Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-136804

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED DECEMBER 11, 2007 TO PROSPECTUS DATED JUNE 29, 2007

NOVEMBER 2007 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	November 2007	Year to Date	11/30/07	11/30/07

Series A	-4.69%	-3.63%	$60,143,746	$1,445.68

Series B	-6.79%	-6.74%	$27,590,338	$1,699.25

*	All performance is reported net of fees and expenses

Fund results for November 2007:

Evidence of a slowing global economy led stocks lower in November, reversing the uptrend from the early fall season. The S&P 500 (-4.9%) and the Dow Jones Industrial (-4.2%) slid as financial company write-downs continued to weigh on the market. Meanwhile, Asian indices lost momentum after the China Banking Regulatory Commission advised banks to raise lending requirements, citing the risk of an overheating economy. The Hang Seng and Taiwan indexes fell from all time highs to finish the month with losses of 7.6% and 11.8%, respectively. European stocks fell in sympathy with the global trend. Long positions in the stock indices sector produced relatively large losses during November.

The U.S. dollar continued to trend lower in November as the Euro rose to new all time highs just below the $1.50 level. The Swiss Franc and the Japanese Yen rose 2.3% and 3.7%, respectively, as investor’s unwound carry trades, moving out of the risk associated with emerging markets. The U.S. Dollar gained ground against Latin American currencies as prospects for weakness in the U.S. economy raised worries of softening export demand in the region. The Brazilian Real lost 3.6% as the government bought Dollars in an attempt to limit the strength of their currency amid a sharp decline in the country’s trade surplus. The Chilean Peso, Colombian Peso and the Mexican Peso lost 2.5%, 3.5%, and 2.4%, respectively. In Asia, the Australian dollar lost 5.6% as metal prices declined, while the Korean Won fell 2.2% amid fears of declining exports. Long currency positions in the emerging markets and the Australian Dollar resulted in losses in this sector.

Crude oil and heating oil futures finished slightly lower in volatile action following moves to all time highs earlier in the month. Rallies were paced by ongoing weakness in the U.S. Dollar and overall fears that oil production may soon peak. Meanwhile, crude and heating oil stocks continued to tighten ahead of prime northern hemisphere heating season even as OPEC continued to increase output. Intra-month declines resulted from Iraqi pledges to increase pressure on Kurdish rebels, rising OPEC exports, and fears of a global economic slowdown. Natural gas continued to trend lower, finishing with losses of 15.6%. Mild temperatures early in the month led to a further supply buildups. Values remained under pressure even as temperatures moved lower later in the month. The Fund’s short positions overcame losses from long positions, resulting in an overall gain in the energy sector.

Other market sectors did not reveal significant trends and did not have a major influence on the Fund’s overall negative performance for the month.

For the month of November 2007, Series A lost 4.69% and Series B lost 6.79%, net of all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
NOVEMBER 2007 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended November 30, 2007)

STATEMENT OF INCOME

November 2007

Investment income, interest	$219,513

Expenses
Management fee	93,265
Ongoing offering expenses	50,414
Operating expenses	7,562
Selling Commissions	201,656
Other expenses	207
Incentive fee	—
Brokerage commissions	77,279

Total expenses	430,383

Net investment gain (loss)	(210,870)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	6,068,964
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(8,820,166)

Net gain(loss) on investments	(2,751,202)

Net increase(decrease) in net assets from operations	$(2,962,072)

STATEMENT OF CHANGES IN NET ASSET VALUE

November 2007

Net assets, beginning of period	$64,449,649

Net increase in net assets from operations	(2,962,072)
Capital share transactions
Issuance of shares	329,359
Redemption of shares	(1,673,189)

Net increase(decrease) in net assets from capital share transactions	(1,343,830)
Net increase(decrease) in net assets	(4,305,902)

Net assets, end of period	$60,143,747

NAV Per Unit, end of period	$1,445.68

QUADRIGA SUPERFUND, L.P. — SERIES B
NOVEMBER 2007 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended November 30, 2007)

STATEMENT OF INCOME

November 2007

Investment income, interest	$95,456

Expenses
Management fee	42,785
Ongoing offering expenses	23,127
Operating expenses	3,469
Selling Commissions	92,507
Other expenses	453
Incentive fee	—
Brokerage commissions	53,627

Total expenses	215,968

Net investment gain(loss)	(120,512)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	4,012,391
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(5,900,454)

Net gain(loss) on investments	(1,888,063)

Net increase(decrease) in net assets from operations	$(2,008,575)

STATEMENT OF CHANGE IN NET ASSET VALUE

November 2007

Net assets, beginning of period	$30,598,943

Net increase(decrease) in net assets from operations	(2,008,575)
Capital share transactions
Issuance of shares	687,264
Redemption of shares	(1,687,293)

Net increase (decrease) in net assets from capital share transactions	(1,000,029)
Net increase(decrease) in net assets	(3,008,604)

Net assets, end of period	$27,590,339

NAV Per Unit, end of period	$1,699.25

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.